Exhibit 99.1

EastBridge Investment Group Projects Year End Financials

PHOENIX, AZ – October 11, 2012 -- EastBridge Investment Group (OTCQB:EBIG) today announced year-end financial projections based on EastBridge’s current results and near term plans.  According to management, EastBridge’s 2012 revenue will be in the range of $7.5 to $8.5 million which will generate a net income in the range of $5.5 to $6.5 million or an earnings per share of $0.034 to $0.04. This is a significant increase over 2011 financial results of approximately $36,000 in revenue, which generated a loss of about $800,000.

EastBridge Investment Group focuses on high-growth companies in Asia and in the United States, offering IPOs, Joint Ventures and Merchant Banking services. The Company targets industries in electronics, real estate, auto, metal, energy, environmental, bioscience and food retail distribution.   To learn more about EastBridge Investment Group go to our web site: www.EbigCorp.com.  To receive EBIG’s email alert, send a blank email to info@EbigCorp.com.

Forward-Looking Statements

Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in doing business. Forward-looking statements may be identified by terms such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "forecasts," "potential," or "continue," or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Contact:

Norm Klein
EastBridge Investment Group Corp.
480-966-2020
480-966-0808 (fax)
nklein@ebigcorp.com

The Eversull Group
Jack Eversull, President
972-571-1624
214-469-2361 (fax)
jack@theeversullgroup.com